Exhibit 4.2

TERM LOAN AGREEMENT

among

PHILLIPS 66,

PHILLIPS 66 COMPANY,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

BANK OF AMERICA, N.A.,

and

THE ROYAL BANK OF SCOTLAND PLC,

Co-Syndication Agents

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CREDIT SUISSE AG,

ROYAL BANK OF CANADA,

and

DNB BANK ASA, GRAND CAYMAN BRANCH,

Co-Documentation Agents

RBS SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CREDIT SUISSE SECURITIES (USA) LLC,

DNB MARKETS, INC.,

J.P. MORGAN SECURITIES LLC,

ROYAL BANK OF CANADA,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Bookrunners

Dated as of February 22, 2012

i

ii

iii

TERM LOAN AGREEMENT, dated as of February 22, 2012, among PHILLIPS 66, a Delaware corporation (the “Borrower”), PHILLIPS 66 COMPANY, a Delaware corporation (the “Initial Guarantor”), the several banks and financial institutions from time to time parties to this Agreement, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

The parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement”: this Term Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan, the applicable rate per annum set forth on the Pricing Grid.

“Assignment and Assumption”: an Assignment and Assumption Agreement substantially in the form of Exhibit B.

“Attributable Debt”: in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of and will constitute “Capital Lease Obligations.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Benefit Arrangement”: at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“Benefited Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.3(a), substantially in the form of Exhibit C.

“Bridge Loan Agreement”: the Bridge Loan Agreement, dated as of the date hereof, by and among the Borrower, the Initial Guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and financial institutions from time to time parties thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2011 shall be treated as an operating lease for all purposes under this Agreement.

“Cash Equivalents”: (a) direct obligations issued by, or unconditionally guaranteed by, the United States Government or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, money market accounts, money market funds or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or Qualified Issuer; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months or less from the date of acquisition; (d) money market funds rated AAAm by S&P, Aaa-mf by Moody’s or AAAmmf by Fitch Ratings, Inc.; (e) short term debt obligations of an issuer rated at least BBB by S&P or Baa2 by Moody’s, and maturing within twelve months from the date of acquisition; (f) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any Lender or Qualified Issuer; and (g) solely with respect to a Subsidiary which is incorporated or organized under the Laws of a jurisdiction outside of the United States, in addition to the investments described in clauses (a) through (f) of this definition, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“Change in Control”: (a) the consummation of a transaction after the Distribution the result of which is that any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) acquires ownership, direct or indirect, beneficially or of record, of more than 50% of the Voting Stock; or (b) Continuing Directors cease to constitute a majority of the board of directors of the Borrower or any successor by merger or consolidation.

“Change in Law”: the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.14(c), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date”: the date upon which the conditions precedent set forth in Section 4.2 have been satisfied (or waived in accordance with the terms and conditions of Section 9.1).

“Co-Documentation Agents”: collectively, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Suisse AG, Royal Bank of Canada and DNB Bank ASA, Grand Cayman Branch.

“Co-Syndication Agents”: collectively, Citibank, N.A., Bank of America, N.A. and The Royal Bank of Scotland plc.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, its obligation to make a Loan to the Borrower on the Closing Date in accordance with Section 2.1 in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule I (or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in such other documentation pursuant to which such Lender shall have become a party hereto, as applicable), as such amount may change from time to time as provided herein or as provided pursuant to assignments by or to such Lender pursuant hereto; provided that the Commitments shall not at any time exceed $2,800,000,000 in the aggregate.

“Commitment Percentage”: at a particular time, as to any Lender, the percentage of the aggregate Commitments in effect at such time constituted by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect after giving effect to each assignment.

“Confidential Information”: as defined in Section 9.4.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by gross or net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ConocoPhillips”: ConocoPhillips, a Delaware corporation.

“ConocoPhillips Company”: ConocoPhillips Company, a Delaware corporation.

“Consolidated Net Assets”: at any date, the total amount of assets of the Borrower and its Subsidiaries after deducting therefrom (a) all current liabilities of the Borrower and its Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of the Borrower to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges of the Borrower and its Subsidiaries.

“Consolidated Net Debt”: at any date, the Indebtedness (excluding Securitization Indebtedness) of the Borrower and its Subsidiaries less the aggregate amount of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries at such date (other than any cash proceeds of Securitization Indebtedness) and (b) cash and Cash Equivalents that have been deposited in a trust account or account created or pledged for the sole benefit of the holders of any Indebtedness of the Borrower or its Subsidiaries that has been defeased pursuant to such deposit and the other applicable terms of the instrument governing such Indebtedness, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth”: the Net Worth of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

“Continuing Director”: (a) each individual who is a director of the Borrower on the Closing Date and (b) each other director of the Borrower whose election, appointment or nomination for election by the Borrower’s stockholders was approved by a vote of at least a majority of the then Continuing Directors or by a vote of at least a majority of a committee of the Borrower’s board of directors comprised solely of Continuing Directors.

“Contribution”: the transfer (in one or more transactions) by ConocoPhillips and its Subsidiaries to the Borrower and its Subsidiaries of the Contribution Business.

“Contribution Business”: certain assets, liabilities and operations of ConocoPhillips Company’s and certain of its Subsidiaries’ crude oil and petroleum products refining, marketing and transportation business, chemicals business and midstream business (along with certain related miscellaneous assets and liabilities), and the Equity Interests of certain entities holding certain of such assets, liabilities and operations.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Article 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: at any time, a Lender as to which the Administrative Agent has notified the Borrower that such Lender, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or the exercise of control over such Lender or its parent company, by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts of the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Arrangers”: collectively, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and RBS Securities Inc.

“Distribution”: the pro rata dividend of the Borrower’s common stock in connection with the Spin-Off substantially as described in the Registration Statement.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Office”: initially, the office of each Lender designated as such in the Administrative Questionnaire of such Lender; thereafter, such other office of such Lender, if any, located within the United States which shall be making or maintaining Reference Rate Loans.

“Early Payment Date”: as defined in Section 2.5(b).

“Elective Guarantor”: a Subsidiary that becomes a Guarantor pursuant to Section 5.9(b). A First Tier Subsidiary that is an Elective Guarantor shall cease to be an “Elective Guarantor” and shall become a “Required Guarantor” from and after the date that it becomes a wholly-owned Material Subsidiary.

“Environmental Laws”: all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters arising from the exposure to Hazardous Materials.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than a standard termination under Section 4041(b) of ERISA; (d) the receipt by the Borrower or any ERISA Affiliate of any notice from the PBGC of any intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability or other liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice of a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrowed Funds”: as defined in Section 2.3(d)(ii).

“Eurodollar Loans”: Loans hereunder denominated in Dollars at such time as they are made or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Office”: initially, the office of each Lender designated as such in the Administrative Questionnaire of such Lender, and thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans.

“Eurodollar Rate”: with respect to the Interest Period for each Eurodollar Loan, (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or, (b) if such rate is not available at such time for any reason, the rate per annum equal to the average (rounded upwards to the nearest whole multiple of 1/16 of 1%) of the respective rates notified to the Administrative Agent by the Reference Lenders as the rate at which they are offered Dollar deposits two Business Days prior to the beginning of such Interest Period in the London interbank market at or about 11:00 A.M., London time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of such Reference Lenders to which such Interest Period applies.

“Event of Default”: any of the events specified in Article 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Excluded Subsidiary Debt”: (a) Unsecured Acquired Debt and refinancings, extensions, renewals, or refundings thereof provided that the principal amount thereof is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith), (b) Indebtedness that is owed by a Subsidiary to the Borrower or to another Subsidiary, (c) amounts owing by a Subsidiary pursuant to Securitization Transactions as permitted by Section 6.3(c) and (d) Indebtedness set forth on Schedule II hereto.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, state gross receipts Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Execution Date”: the date upon which this Agreement has been executed by all parties hereto and all conditions precedent set forth in Section 4.1 have been satisfied (or waived in accordance with the terms and conditions of Section 9.1).

“FATCA”: the Foreign Account Tax Compliance Act under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: collectively, the fee letters dated January 18, 2012, executed by the Borrower in connection with this Agreement, including the fee letters in favor of the Designated Arrangers, the Joint Lead Arrangers (other than the Designated Arrangers), the Administrative Agent and J.P. Morgan Securities LLC.

“Financial Officer”: the chief financial officer, principal accounting officer, financial vice president, treasurer or controller of a Person.

“First Tier Subsidiary”: any direct Subsidiary.

“Foreign Lender”: any Lender that is not a U.S. Person.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”: as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Effectiveness Date”: the date designated as the “Guarantee Effectiveness Date” in the Guarantee Effectiveness Notice.

“Guarantee Effectiveness Notice”: a written notice from the Initial Guarantor, substantially in the form as Exhibit E, to the Administrative Agent dated as of the Closing Date stating that the Guarantee Effectiveness Date is, and the Guarantee of the Initial Guarantor hereunder is effective on, the Closing Date.

“Guarantee Joinder”: a Guarantee Joinder, substantially in the form as Exhibit D.

“Guarantor”: Phillips 66 Company in its capacity as the Initial Guarantor, each additional Required Guarantor (if any), and each Elective Guarantor (if any).

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement”: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Hedging Obligations”: obligations in respect of Hedging Agreements.

“Indebtedness”: as to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all Capital Lease Obligations of such Person, (e) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided, that for purposes of this clause (e), if such Person has not assumed or otherwise become personally liable for any such Indebtedness, the amount of Indebtedness of such Person in connection therewith shall be limited to the lesser of (i) the fair market value of such asset(s) and (ii) the amount of Indebtedness secured by such Lien), (f) all Indebtedness of others Guaranteed by such Person, (g) all obligations of such Person in respect of bankers’ acceptances, (h) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (other than trade letters of credit and documentary letters of credit), provided however that in the case of letters of credit other than “Letters of Credit” issued under the Revolving Credit Agreement, reimbursement obligations shall not be considered Indebtedness unless they have not been reimbursed within three Business Days after becoming due, and (i) all production payments, proceeds production payments or similar obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money”: as to any Person, at any date, without duplication, Indebtedness of the types referred to in clauses (a) and (b) of the definition of Indebtedness and Guarantees thereof.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.5(b).

“Initial Financial Statements”: (a) unaudited pro forma combined financial statements of the Borrower and its consolidated Subsidiaries and the Contribution Business, consisting of (i) unaudited pro forma statement of income for the year ended December 31, 2011, prepared as though the Spin-Off occurred on January 1, 2011, and (ii) unaudited pro forma balance sheet as of December 31, 2011, prepared as though the Spin-Off occurred on December 31, 2011, and (b) audited combined balance sheets as of December 31, 2010 and December 31, 2011 and combined statements of income, comprehensive income, cash flows, and changes in net parent company investment for the three years ended December 31, 2011, of the Borrower and its consolidated Subsidiaries and the Contribution Business.

“Interest Payment Date”: (a) as to any Reference Rate Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period, and (c) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period longer than three months, each date which is three months or a whole multiple thereof, from the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(i) initially, the period commencing on (A) the earlier of (1) the Pre-Funding Date and (2) the Closing Date or (B) the conversion date with respect to such Eurodollar Loan, and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or notice of conversion, as the case may be, given pursuant to Section 2.3 or Section 2.6; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of continuation given pursuant to Section 2.6; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(iii) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(iv) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(v) notwithstanding anything to the contrary in this definition of “Interest Period”, no Interest Period shall end after the Maturity Date.

“Investment Grade Rating”: as to any Person, a rating of senior long-term unsecured debt of such Person without any third-party credit enhancement of (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s.

“IRS”: The United States Internal Revenue Service.

“Joint Lead Arrangers”: collectively Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Credit Suisse Securities (USA) LLC, DNB Markets, Inc., J.P. Morgan Securities LLC, Royal Bank of Canada and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Laws”: all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any governmental or political subdivision or agency thereof, or of any court or similar entity established by any thereof.

“Lender”: each Person listed on Schedule I and any other Person that becomes a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset). For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan”: as defined in Section 2.1(a).

“Loan Documents”: this Agreement, including schedules and exhibits hereto, the Fee Letters, any Guarantee Joinder, any Note, and any other document executed by the Borrower or a Guarantor that states by its terms that it is a Loan Document, and amendments, modifications or supplements thereto or waivers thereof.

“Loan Party”: each of the Borrower and each Guarantor.

“Material Adverse Effect”: (a) on or prior to the Closing Date, (i) a material adverse change in, or a material adverse effect upon, the business, operations, property or financial condition of the Borrower and its Subsidiaries and of the Contribution Business, taken as a whole, (ii) a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or material impairment of the ability of the Borrower to consummate the Spin-Off or (iii) material adverse effect upon the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents; and (b) after the Closing Date, (i) a material adverse change in, or a material adverse effect upon, the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or (iii) a material adverse effect upon the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents; provided that consummation of the Transactions shall not be considered to be a material adverse change, effect or impairment.

“Material Subsidiary”: Phillips 66 Company and at any time, any Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC; provided that in no event shall any Subsidiary that is a Securitization Entity constitute a “Material Subsidiary” hereunder.

“Maturity Date”: the third anniversary of the Closing Date, or if such date is not a Business Day, then the Business Day immediately preceding such date.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (a) makes or is obligated to make contributions or (b) has any liability, including Withdrawal Liability.

“Net Worth”: with respect to any Person, without duplication, the sum of such Person’s capital stock, additional paid in capital, retained earnings and any other account that, in accordance with GAAP, constitutes stockholders’ equity, less treasury stock; provided that “Net Worth” shall not include the liquidation value of any Preferred Equity Interests.

“Non-Guarantor Subsidiary”: a Subsidiary that is not a Guarantor.

“Note”: as defined in Section 2.2(f).

“Obligations”: as defined in Section 10.1.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Outstanding Amount”: on any date, the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant”: as defined in Section 9.6(b).

“Patriot Act”: as defined in Section 9.19.

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act”: the Pension Protection Act of 2006, as amended from time to time.

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, in each case, as amended from time to time.

“Permitted Changes”: with respect to any document or agreement, changes thereto or waivers or consents given thereunder that are either (a) not materially adverse to the Lenders or (b) agreed to by the Designated Arrangers. As used in this definition, a change or other matter is “materially adverse to the Lenders” if such change or other matter has had or would reasonably be expected to have a Material Adverse Effect.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pre-Funding Date”: as defined in Section 2.3(a).

“Preferred Equity Interest”: any Equity Interest that, by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or circumstance either (a) matures, (b) is redeemable (whether mandatorily or otherwise) at the option of the holder thereof for any consideration other than shares of common stock or (c) is convertible or exchangeable for Indebtedness or other Preferred Equity Interests, in each case, in whole or in part, on or prior to the date that is one year after the earlier of (x) the Maturity Date or (y) the date on which the Loans have been paid in full and the Commitments have terminated.

“Pricing Grid”: the Pricing Grid attached hereto as Annex A.

“Priority Debt”: as defined in Section 6.3(b).

“Pro Rata Share”: with respect to each Lender, (a) at any time of determination on and after the Execution Date and prior to the making of the Loans on the Closing Date, such Lender’s Commitment Percentage, and (b) at any time of determination on and after the making of the Loans on the Closing Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of Loans held by such Lender at such time and the denominator of which is the aggregate principal amount of Loans held by all Lenders at such time.

“Purchasing Lender”: as defined in Section 9.6(c).

“Qualified Issuer”: any commercial bank (a) which has capital and surplus in excess of $250,000,000 and (b) the outstanding long-term debt securities of which are rated at least A by S&P or at least A2 by Moody’s, or carry an equivalent rating by a nationally recognized rating agency if both of the rating agencies named herein cease publishing ratings of investments.

“Recipient”: (a) the Administrative Agent or (b) any Lender, as applicable.

“Reference Lenders”: initially, Bank of America, N.A., Citibank, N.A., and JPMorgan Chase Bank, N.A.; provided that the Reference Lenders may be changed in accordance with Section 2.10.

“Reference Rate”: the highest of (a) the average of the rates of interest publicly announced by the Reference Lenders from time to time as their respective reference or prime rates, which such rates may not be the lowest rate of interest charged by such Reference Lenders, (b) the average of the overnight federal funds rate as quoted to the Administrative Agent from three brokers of recognized standing selected by the Administrative Agent for the purchase at face value of federal funds in the secondary market in an amount comparable to the outstanding principal amount of the applicable Loan, or portion thereof, and with a maturity of one day plus a margin of 1/2 of 1%, and (c) the Eurodollar Rate applicable for a one month Interest Period starting on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Reference Rate due to a change in the reference rate, prime rate, federal funds rate, or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such respective change.

“Reference Rate Loans”: Loans hereunder at such time as they are made or being maintained at a rate of interest based upon the Reference Rate.

“Register”: as defined in Section 9.6(d).

“Registration Statement”: the Borrower’s Registration Statement on Form 10 filed with the SEC on January 3, 2012. Unless otherwise indicated in this Agreement, all references in this Agreement to the Registration Statement shall mean the Registration Statement as it may be amended from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event”: a “reportable event” as that term is defined in Section 4043 of ERISA or the regulations issued thereunder.

“Required Guarantor”: any wholly-owned Material Subsidiary that is a First Tier Subsidiary; collectively the “Required Guarantors”.

“Required Lenders”: (a) at any time of determination on and after the Execution Date and prior to the making of the Loans on the Closing Date, Lenders holding more than 50% of the aggregate Commitments, and (b) at any time of determination on and after the making of the Loans on the Closing Date, Lenders holding more than 50% of the Outstanding Amount; provided, however, that the Commitments or the principal amount of the Loans, as applicable, of any Defaulting Lender shall be excluded from the determination of Required Lenders to the extent set forth in Section 2.22(a).

“Revolving Credit Agreement”: the Credit Agreement, dated as of the date hereof, by and among the Borrower, the Initial Guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and financial institutions from time to time parties thereto.

“S&P”: Standard & Poor’s Ratings Services (a division of McGraw-Hill Companies, Inc.).

“Sale/Leaseback Transaction”: an arrangement whereby the Borrower or a Subsidiary transfers property owned by it to a Person and the Borrower or a Subsidiary leases it from such Person.

“SEC”: the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions thereof.

“Securitization Entity”: any Person engaged solely in the business of effecting Securitization Transactions and related activities.

“Securitization Indebtedness”: any Indebtedness under any Securitization Transaction that does not permit or provide recourse for principal or interest (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of a Securitization Entity or any Equity Interests or securities issued by a Securitization Entity).

“Securitization Transaction”: any transaction in which the Borrower or a Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (a) to one or more purchasers or (b) to a special purpose entity that (i) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (ii) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (b)(i) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (b)(ii) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.

“Senior Credit Facilities”: collectively, the loans and credit facilities provided under this Agreement, the Revolving Credit Agreement, and the Bridge Loan Agreement (if applicable).

“Senior Debt”: the Borrower’s senior unsecured, non-credit enhanced, long term debt for which a rating has been established by Moody’s and/or S&P as provided in the Pricing Grid.

“Separation Documents”: collectively, the material agreements and documents attached as exhibits to the Registration Statement that relate to the Contribution and Distribution.

“Special Distribution”: the direct and indirect payments and distributions, whether in the form of repayment of intercompany Indebtedness and/or other distributions of cash or other property or assets, by the Borrower and its Subsidiaries to ConocoPhillips or any of its Subsidiaries on or prior to the Closing Date.

“Spin-Off”: a series of one or more transactions by ConocoPhillips and its Subsidiaries to give effect to the public spin-off of the Borrower, including the Contribution and Distribution.

“Spin-Off Consummation Date”: the date upon which the Spin-Off is consummated.

“Standard Securitization Undertakings”: any representations, warranties, servicer obligations, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Subsidiary”: with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”: as defined in Section 10.1.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ticking Fee”: as defined in Section 2.8(a).

“Total Capitalization”: at the date of any determination thereof, the sum of (a) Consolidated Net Debt plus (b) Consolidated Net Worth plus (c) the involuntary liquidation value of any Preferred Equity Interests.

“Tranche”: the collective reference to Eurodollar Loans, the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not the Loans comprising any such Tranche were originally made on the same day).

“Transactions”: the Contribution, the Special Distribution, the Distribution, the execution and delivery of the Revolving Credit Agreement, this Agreement and the Bridge Loan Agreement, the incurrence of Indebtedness by the Borrower and the Guarantors under the Bridge Loan Agreement (if applicable) and under this Agreement on the Closing Date, and the incurrence of Indebtedness by the Borrower and the Guarantors under the Revolving Credit Agreement on the “Closing Date” as defined in the Revolving Credit Agreement.

“Transfer Effective Date”: as defined in each Assignment and Assumption.

“Transferee”: as defined in Section 9.6(f).

“Type”: as to any Loan, its nature as a Reference Rate Loan or a Eurodollar Loan.

“Unsecured Acquired Debt”: unsecured Indebtedness of a Person that (a) exists at the time such Person becomes a Subsidiary as a result of an acquisition, merger or other combination, in each case consummated after the Spin-Off Consummation Date, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, a Subsidiary, in each case, after the Spin-Off Consummation Date, or (b) is assumed in connection with the acquisition of assets after the Spin-Off Consummation Date; provided that, (x) in each case, such unsecured Indebtedness was not incurred or granted in contemplation of such acquisition, merger, or other combination, and (y) in no event shall such unsecured Indebtedness exceed the value of the Person or property so acquired.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.15(f)(ii)(B)(3).

“Voting Stock”: capital stock of the Borrower that is entitled to vote in the election of the board of directors of the Borrower (other than any such capital stock having such rights only upon the occurrence of a contingency that has not yet occurred).

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time, and (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE 2. AMOUNT AND TERMS OF COMMITMENTS

Section 2.1 Term Loan Facility.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date (each such loan, a “Loan”) in a principal amount not to exceed such Lender’s Commitment. Any portion of the Commitments not utilized by the Borrower on the Closing Date shall be automatically and permanently terminated. If all or any portion of the Outstanding Amount is paid or prepaid, then the amount so paid or prepaid may not be reborrowed.

(b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Reference Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3 or Section 2.6. Eurodollar Loans shall be made, continued or converted, as applicable, by each Lender at its Eurodollar Office and Reference Rate Loans shall be made or converted, as applicable, by each Lender at its Domestic Office.

Section 2.2 Repayment of Loans; Evidence of Indebtedness.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans made by such Lender as set forth in clause (b) of this Section 2.2. The Borrower hereby further agrees to pay interest on the unpaid principal amount of its Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

(b) The Borrower shall repay to the Lenders the aggregate principal amount of all Loans outstanding on the following dates in the respective amounts set forth below:

(i) on the first anniversary of the Closing Date, $800,000,000;

(ii) on the second anniversary of the Closing Date, $1,000,000,000; and

(iii) on the third anniversary of the Closing Date, $1,000,000,000.

In the event that the aggregate amount of Loans made on the Closing Date is less than $2,800,000,000, each of the three principal payments required under this Section 2.2(b) shall be reduced ratably. Each principal payment required under this Section 2.2(b) shall be allocated among the Lenders based on each Lender’s Pro Rata Share of such payment amount. Without limiting the foregoing, the Borrower shall repay to the Administrative Agent for the account of each Lender on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 2.5(b) or Article 7) the aggregate principal amount of the Loans, together with interest thereon, outstanding on such date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender in which there shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.2(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(f) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to principal amount (each, a “Note”).

Section 2.3 Procedure for Borrowing on the Closing Date.

(a) Borrowing Request. The Borrower may borrow under the Commitments on the Closing Date; provided that the Borrower shall give the Administrative Agent a Borrowing Request, which Borrowing Request shall be irrevocable, (i) prior to 1:00 P.M., New York City time, three Business Days prior to the Closing Date if the Borrower is requesting that any Eurodollar Loan be made on the Closing Date and (ii) prior to 12:00 P.M., New York City time, on the Closing Date if the Borrower is requesting that only Reference Rate Loans be made on the Closing Date, specifying (A) the amount to be borrowed, (B) the requested Closing Date, (C) whether Eurodollar Loans, Reference Rate Loans or a combination thereof are requested and (D) the length of the Interest Period for each Eurodollar Loan. The Borrower may require that Lenders transfer funds to the Administrative Agent in advance of the Closing Date to hold in escrow pursuant to Section 2.3(d), by specifying, in the Borrowing Request, the date (the “Pre-Funding Date”) upon which Lenders shall deliver such funds to the Administrative Agent to be held in escrow (which requested Pre-Funding Date may be no earlier than two Business Days prior to the requested Closing Date). In the event the Borrower specifies a Pre-Funding Date in the Borrowing Request, then the Borrowing Request shall be submitted (i) prior to 1:00 P.M., New York City time, three Business Days prior to the Pre-Funding Date if the Borrower is requesting that any Eurodollar Loan be made on the Closing Date and (ii) prior to 12:00 P.M., New York City time, on the Pre-Funding Date if the Borrower is requesting that only Reference Rate Loans be made on the Closing Date.

(b) Upon receipt of the Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof (but in any event no later than (i) the date of receipt of such Borrowing Request from the Borrower, in the case of Eurodollar Loans and (ii) 12:30 P.M., New York City time, on the Closing Date (or the Pre-Funding Date, if applicable) in the case of Reference Rate Loans). Except as otherwise provided in Section 2.3(d), each Lender will make the amount of its Commitment Percentage of the Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 9.2 prior to (1) 2:00 P.M., New York City time, in the case of Reference Rate Loans, and (2) 12:00 P.M., New York City time, in the case of Eurodollar Loans, in each case on the Closing Date, in funds immediately available to the Administrative Agent (in Dollars). In the event that a Lender has transferred funds to the Administrative Agent in advance of the Closing Date to be held in escrow pursuant to Section 2.3(d), such Lender shall satisfy its obligation to make the amount of its Commitment Percentage of the Loans available on the Closing Date when such funds are released from escrow to fund the Loans as provided in such Section. The proceeds of the Loans will be made available to the Borrower by the Administrative Agent on the Closing Date by crediting the account of the Borrower on the books of the Administrative Agent, or such other account of the Borrower as shall have been designated by the Borrower to the Administrative Agent, with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date (or, in the case of any borrowing of Reference Rate Loans, prior to 1:00 P.M., New York City time on the Closing Date) that such Lender will not make available to the Administrative Agent the amount which would constitute its Commitment Percentage of the Loans, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Closing Date an amount equal to such Lender’s Commitment Percentage of the Loans. The Administrative Agent shall notify the Borrower as promptly as practicable if such Lender’s Commitment Percentage of the Loans is not made available to the Administrative Agent on the Closing Date. If such amount is made available to the Administrative Agent on a date after the Closing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average overnight Federal Funds Effective Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Commitment Percentage of the Loans (minus the amount, if any, which such Lender has made available to the Administrative Agent), times (iii) a fraction, the numerator of which is the number of days that elapse from and including the Closing Date to the date on which such Lender’s Commitment Percentage of the Loans shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.3(c) shall be prima facie evidence of the accuracy of the information set forth therein, absent manifest error. If such Lender’s Commitment Percentage of the Loans is not in fact made available to the Administrative Agent by such Lender within three Business Days of the Closing Date, the Administrative Agent shall be entitled to recover the amount of such Lender’s Commitment Percentage of the Loans (minus the amount, if any, which such Lender had made available to the Administrative Agent) on demand from the Borrower with interest thereon (A) for the period from and including the Closing Date to the date one day after such demand, at a rate per annum equal to the daily average overnight Federal Funds Effective Rate during such period as quoted by the Administrative Agent and calculated on the basis of a 360-day year for the actual days elapsed and (B) thereafter, at the rate per annum applicable to Reference Rate Loans hereunder. Nothing contained in this Section 2.3(c) shall prejudice in any manner whatsoever any right or remedy of the Borrower against such Lender.

(d) Pre-Funding Request.

(i) In anticipation of the occurrence of the Closing Date, the Borrower may request that each Lender deliver to the Administrative Agent, in advance of the Closing Date, an amount equal to such Lender’s Commitment Percentage of the Loans requested to be made on the Closing Date, to be held by the Administrative Agent in escrow for the benefit of such Lender in accordance with the terms of this Section 2.3(d). The Borrower may make this request by delivering a Borrowing Request to the Administrative Agent pursuant to Section 2.3(a).

(ii) On the requested Pre-Funding Date, no later than 2:00 P.M., New York City time, each Lender shall deliver to the Administrative Agent an amount equal to its Commitment Percentage of the Loans requested to be made on the Closing Date, by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders and each Lender hereby irrevocably authorizes the Administrative Agent to release such funds (the “Escrowed Funds”) and use them to fund such Lender’s Commitment Percentage of the Loans on the Closing Date unless the Administrative Agent shall have received written notice from such Lender prior to 11:00 A.M. New York City time on the proposed Closing Date set forth in the Borrowing Request that any one or more of the conditions precedent in Section 4.2 or Section 4.3 has not been satisfied. The Escrowed Funds shall be held in escrow by the Administrative Agent for the benefit of such Lender, upon the following terms:

(A) The Administrative Agent shall release the Escrowed Funds only as follows: (1) the Administrative Agent shall release the Escrowed Funds of each Lender to fund such Lender’s Commitment Percentage of the Loans on the Closing Date, without any further authorization from such Lender, or (2) if for any reason the Closing Date does not occur on or before 11:59 P.M. New York time on the Business Day immediately following the proposed Closing Date set forth in the Borrowing Request, the Administrative Agent shall promptly return to each Lender the portion of the Escrowed Funds delivered by such Lender. In the event any Escrowed Funds remain in escrow at the time of expiration of the Commitments, the Administrative Agent shall return to each Lender its Commitment Percentage of such remaining Escrowed Funds.

(B) The Administrative Agent shall hold the Escrowed Funds in a non-interest bearing account with JPMorgan Chase Bank, N.A.

(C) It is understood and agreed that the Borrower shall have no right, title or interest in any Escrowed Funds, and shall have no right to give directions to the Administrative Agent with regard to investment, application or release of such funds or otherwise with respect to such funds.

Whether or not the Closing Date occurs and whether or not Loans are made on the Closing Date, the Borrower agrees to pay to each Lender an amount (the “Pre-Funding Compensation Amount”) that is equal to the amount of interest that would have accrued hereunder on its Escrowed Funds (at the rate(s) requested by the Borrower in the Borrowing Request) if such Escrowed Funds had been used to fund Loans on the date such funds were delivered to the Administrative Agent to be placed into escrow and as if such Loans were outstanding for the period of time that such Escrowed Funds remain in escrow. To the extent that a Lender’s Escrowed Funds are used to fund its Commitment Percentage of Loans made on the Closing Date, the Pre-Funding Compensation Amount shall be due and payable by the Borrower to such Lender on the first Interest Payment Date following the Closing Date. To the extent that all or any part of a Lender’s Escrowed Funds are returned to such Lender for any reason and are not used to fund Loans, the Pre-Funding Compensation Amount shall be due and payable by the Borrower to such Lender within one Business Day after demand together with amounts payable pursuant to Section 2.16. Amounts payable to such Lender pursuant to Section 2.16 shall be calculated as if such Escrowed Funds were Loans made on the Pre-Funding Date and prepaid on the date the Escrowed Funds are returned to such Lender.

(iii) In the event that any Lender fails to deliver funds in the amount and at the time required by Section 2.3(d)(ii), the Borrower may take any of the following actions:

(A) the Borrower may, upon notice to such Lender and, if the relevant assignee is not then a Lender, with the consent of the Administrative Agent (which consent shall not unreasonably be withheld or delayed), require such Lender to assign and delegate (and such Lender shall so assign and delegate), without recourse (in accordance with Section 9.6), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); or

(B) the Borrower may, upon notice to such Lender (with a copy to the Administrative Agent), terminate the Commitment of such Lender, and if the Borrower so elects, it may (without the need to obtain consent of the Lenders, provided that no Lender’s Commitment shall be increased without such Lender’s consent, which consent may be given or withheld in such Lender’s sole and absolute discretion) replace all or a portion of the amount of the terminated Commitment by taking one or both of the following actions: (x) with the consent of the Administrative Agent (which consent shall not unreasonably be withheld or delayed), adding one or more additional Lenders, each with its own Commitment, and any such additional Person shall become a party as a “Lender” and assume obligations and acquire rights as such additional Lender would have assumed and/or acquired had such additional Lender been an original Lender, or (y) allowing one or more existing Lenders to increase their respective Commitments.

In the event that the Borrower terminates a Lender’s Commitment or requires that a Lender assign its Commitment in accordance with the provisions of this Section 2.3(d)(iii), such Lender shall cease to be a party hereto (in the case of an assignment, effective upon such assignment), and such Lender shall have no right to receive any fees accrued for its account prior to the date of termination of its Commitment that have not previously been paid.

Section 2.4 Termination or Reduction of Commitments.

(a) From and after the Execution Date, the Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount thereof. Any such reduction shall be in an amount of $10,000,000, or a whole multiple of $5,000,000 in excess thereof, and shall reduce permanently the amount of such Commitments then in effect.

(b) In the event that any Lender has transferred funds to the Administrative Agent in advance of the Closing Date to be held in escrow pursuant to Section 2.3(d), the Commitments shall irrevocably terminate if for any reason the Closing Date does not occur within one Business Day of the proposed closing date set forth in the Borrowing Request.

(c) Any partial reductions in the Commitments pursuant to this Section 2.4 shall be allocated based on each Lender’s Pro Rata Share of such Commitment reduction.

Section 2.5 Prepayments.

(a) Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent at least three Business Days’ prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Reference Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Reference Rate Loans or a combination thereof and if of a combination thereof, the amount of prepayment allocable to each. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the payment amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Reference Rate Loans) accrued interest to such date on the amount prepaid and any amounts payable pursuant to Section 2.16.

(b) Mandatory Prepayments. If (i) the Distribution has not been consummated in accordance in all material respects with the Registration Statement as in effect on the Execution Date (other than with respect to changes that are Permitted Changes), or (ii) the “Closing Date” under, and as defined in, the Revolving Credit Agreement has not occurred, in either case on or before 11:59 P.M., New York City time, on the second Business Day following the Closing Date, then the Borrower shall prepay the Loans in full by no later than 12:00 P.M., New York City time, on the earlier of (x) the third Business Day following the Closing Date and (y) the date upon which any Indebtedness of the Borrower in excess of $150,000,000 in the aggregate is required to be repaid (such date being referred to herein as the “Early Payment Date”).

(c) Allocation. Any optional or mandatory prepayment of the Loans shall be allocated among the Lenders based on each Lender’s Pro Rata Share of such prepayment amount. Without limiting the foregoing, each optional prepayment of Loans shall be applied to the scheduled amortization payments of the Loans required pursuant to Section 2.2(b) as directed by the Borrower.

(d) Interest; Break Funding. Prepayments shall be made together with interest accrued to the date of such prepayment on the principal amount so prepaid and any amounts payable pursuant to Section 2.16.

Section 2.6 Conversion and Continuation Options

(a) The Borrower may elect from time to time to convert its Eurodollar Loans to Reference Rate Loans by giving the Administrative Agent prior irrevocable notice of such election by 11:00 A.M. on a Business Day, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert its Reference Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the Interest Periods therefor and, in the case of Eurodollar Loans, the requested Type thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans and Reference Rate Loans may be converted as provided herein, provided that no Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders in their sole discretion, notifies the Borrower such conversions shall not be permitted, (ii) if, after giving effect thereto, Section 2.7 would be contravened, or (iii) after the date that is one month prior to the Maturity Date; provided further, that if such conversion is not permitted pursuant to the preceding proviso and the applicable Eurodollar Loan is not repaid, such Loans shall automatically be converted to Reference Rate Loans on the last day of such then expiring Interest Period.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the appropriate notification provisions therefor set forth in Section 2.6(a), of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions, (ii) if, after giving effect thereto, Section 2.7 would be contravened, or (iii) after the date that is one month prior to the Maturity Date; provided further, that if the Borrower shall fail to give any required notice as described above in this Section 2.6 or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to Reference Rate Loans (denominated in Dollars if such continuation is not permitted pursuant to clause (iii) of the preceding proviso) on the last day of such then expiring Interest Period.

(c) The conversion or continuation of Loans as herein provided shall not constitute the making of new Loans hereunder.

Section 2.7 Maximum Number of Tranches. All borrowings, conversions and continuations of Loans and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, there shall be no more than ten Tranches outstanding at any one time.

Section 2.8 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a non-refundable ticking fee (the “Ticking Fee”) from and including April 17, 2012 to, but excluding, the earlier of (i) the Closing Date and (ii) the date upon which all of the Commitments have expired or been terminated, computed at the rate per annum set forth on the Pricing Grid on the average daily amount of the Commitment of such Lender during the period for which payment is made. Such Ticking Fees shall be payable on the earlier of (x) the Closing Date and (y) the date upon which all of the Commitments have expired or been terminated.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, an administrative agent’s fee set forth in the Fee Letter between the Borrower and the Administrative Agent.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, the upfront fees set forth in the Fee Letters among the Borrower and the Joint Lead Arrangers.

Section 2.9 Interest Rate.

(a) Each Eurodollar Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each Reference Rate Loan shall bear interest for each day on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Reference Rate for such day plus the Applicable Margin.

(c) If all or a portion of the principal amount of any Loan or if all or a portion of any interest payable on any Loan or any fee or other amount payable by the Borrower hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of any Lender under Article 7, bear interest at a rate per annum which is (i) in the case of overdue principal, 2% above the rate which would otherwise be applicable pursuant to Section 2.9(a) or (b) and (ii) in the case of any other overdue amount, 2% above the rate described in Section 2.9(b), in each case from the date of nonpayment until such amount is paid in full (as well after as before judgment); provided that if such overdue principal amount is of Eurodollar Loans and the due date therefor is other than the last day of the Interest Period with respect thereto, such Eurodollar Loans shall bear interest from the date that such principal amount was due to the last day of such Interest Period at a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to clause (a) of this Section 2.9.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that (i) interest accruing pursuant to clause (c) of this Section 2.9 shall be payable from time to time on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

Section 2.10 Computation of Interest and Fees.

(a) Interest in respect of the Reference Rate Loans shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. Ticking Fees and interest in respect of Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Reference Rate or the Applicable Margin shall become effective as of the opening of business on the day on which such change in the Reference Rate is announced or such Applicable Margin changes as provided herein, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, upon the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

(c) If any Reference Lender’s Commitment shall terminate or all of its Loans are assigned to another Person for any reason whatsoever, such Reference Lender shall thereupon cease to be a Reference Lender. If for any reason there shall cease to be at least three Reference Lenders, then the Administrative Agent (with the consent of the Borrower) shall by notice to the Borrower and the Lenders designate another Lender as a Reference Lender so that there shall at all times be at least three Reference Lenders; provided that each Reference Lender must be a Lender.

(d) Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If any of the Reference Lenders shall be unable or otherwise fails to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

(e) The Borrower may, not more than once in each calendar year, change one or more of the Reference Lenders in accordance with this Section 2.10(e); provided that each Reference Lender must be a Lender. In order to effect such change, the Borrower shall give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) that, commencing with (x) each Interest Period beginning not less than 10 Business Days after receipt by the Administrative Agent of such notice with respect to Eurodollar Loans and (y) the first day of the first calendar month beginning not less than 10 Business Days after receipt by the Administrative Agent of such notice with respect to Reference Rate Loans, the Reference Lenders shall be changed to the Lenders specified in such notice.

Section 2.11 Inability to Determine Interest Rate; Illegality.

(a) Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period with respect to a Eurodollar Loan:

(i) none of the Reference Lenders is able to obtain bids for its Dollar deposits for such Interest Period in the manner contemplated by the term “Eurodollar Rate”; or

(ii) the Administrative Agent shall have received notice from Lenders constituting the Required Lenders that the interest rate determined pursuant to Section 2.9(a) for such Interest Period does not accurately reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining Eurodollar Loans during such Interest Period, with respect to a Loan that is to be made as or converted to or continued as a Eurodollar Loan, the Administrative Agent shall forthwith give telecopy or telephonic notice (provided that any telephonic notice shall be promptly confirmed in writing) of such determination to the Borrower and each Lender at least one day prior to the Closing Date or the relevant conversion date or continuation date for such Eurodollar Loan, as applicable. If such notice is given, any Loan that is to be made as or converted to or continued as a Eurodollar Loan shall be made as or converted to a Reference Rate Loan. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be continued as such, nor shall the Borrower have the right to convert Reference Rate Loans to Eurodollar Loans.

(b) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as Reference Rate Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into Reference Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Reference Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Reference Rate Loans.

Section 2.12 Pro Rata Treatment and Payments.

(a) The borrowing of the Loans by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any fee payable hereunder shall be made pro rata according to the respective Pro Rata Shares of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective Pro Rata Shares of the Lenders.

(b) All payments (including prepayments) to be made by the Borrower hereunder and under any other Loan Documents, whether on account of principal, interest and fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office set forth in Section 9.2, in lawful money of the United States of America and in immediately available funds. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for the purposes of calculating interest thereon. The Administrative Agent shall distribute such payments to each Lender to its Eurodollar Office or Domestic Office, as applicable, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13 Payments by the Borrower. Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, and each Lender severally agrees to repay forthwith on demand, such amount with interest thereon at the rate per annum equal to the daily average overnight Federal Funds Effective Rate during such period as quoted by the Administrative Agent and calculated on the basis of a 360-day year for the actual days elapsed. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

Section 2.14 Other Costs; Increased Costs.

(a) The Borrower agrees to pay to each Lender which requests compensation under this Section 2.14 (by notice to the Borrower), on the last day of each Interest Period with respect to any Eurodollar Loans made or maintained by such Lender, so long as such Lender shall be required to maintain reserves against “Eurodollar liabilities” under Regulation D of the Board of Governors of the Federal

Reserve System (or, so long as such Lender may be required by such Board of Governors or by any other Governmental Authority to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans), an additional amount (determined by such Lender and notified to the Borrower) representing such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:

(i) the principal amount of the Eurodollar Loans made or maintained by such Lender to which such Interest Period relates outstanding on such day; and

(ii) the difference between (x) a fraction the numerator of which is the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Loan and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by such Board of Governors or other Governmental Authority on such date minus (y) such numerator; and

(iii) a fraction the numerator of which is one and the denominator of which is 360.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such

Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or such Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (b) or (c) of this Section 2.14 shall be delivered to such Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for, the payment of Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any such non-U.S. documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-3 or Exhibit F-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.15 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) failure by the Borrower to make a payment when due of the principal amount of or interest on any Eurodollar Loans of such Lender;

(b) failure by the Borrower to borrow Eurodollar Loans after the Borrower has given a Borrowing Request requesting the same in accordance with Section 2.3;

(c) failure by the Borrower to make a conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with Section 2.6;

(d) failure by the Borrower to make any prepayment of Eurodollar Loans after the Borrower has given notice of the same in accordance with Section 2.5(a);

(e) the making of any conversion or prepayment of Eurodollar Loans on a day which is not the last day of the Interest Period with respect thereto; and

(f) any assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18;

including in each case any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. If a Lender becomes entitled to claim any amounts pursuant to this Section 2.16, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any amounts payable pursuant to this Section 2.16 and setting forth in reasonable detail the basis for such claim, submitted by such Lender (through the Administrative Agent) to the Borrower, shall be conclusive in the absence of manifest error.

Section 2.17 Mitigation Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.18 Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lenders pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender fails to execute and deliver any amendment, consent or waiver to any Loan Document requested by the Borrower by the date specified by the Borrower (or gives the Borrower or the Administrative Agent written notice prior to such date of its intention not to do so), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as applicable, (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any assignment resulting from a Lender failing to execute and deliver any amendment, consent or waiver requested by the Borrower, the applicable amendment, consent or waiver has been approved by the Required Lenders.

Section 2.19 [Intentionally Blank].

Section 2.20 [Intentionally Blank].

Section 2.21 [Intentionally Blank].

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable Law:

(a) Voting. Neither the Commitment nor the principal amount of the Loans of such Defaulting Lender shall be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1), provided that any waiver, amendment or modification (i) that would increase or extend the Commitment of or reduce the principal or interest owing to such Defaulting Lender under this Agreement or (ii) requiring the consent of all Lenders which affects such Defaulting Lender differently than all other Lenders, as the case may be, shall require the consent of such Defaulting Lender.

(b) Defaulting Lender Cure. In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall no longer constitute a Defaulting Lender hereunder; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Termination of Defaulting Lenders. The Borrower shall have the right, in its sole discretion, to terminate the Commitment of any Defaulting Lender by giving the Administrative Agent and such Defaulting Lender a written notice setting forth its election and a termination date (an “Early Commitment Termination Date”), which date shall not be earlier than three (3) Business Days after the date on which such notice has been given, except as otherwise provided in Section 2.18. On the Early Commitment Termination Date, such Defaulting Lender’s Commitment shall terminate and the Borrower shall pay all Ticking Fees accrued to such Early Commitment Termination Date. Upon termination of such Defaulting Lender’s Commitment in accordance with this Section 2.22(c), such Defaulting Lender shall cease to be a party hereto.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

Each of the Borrower and each Guarantor, with respect to representations and warranties pertaining to it, represents and warrants to the Administrative Agent and to each Lender as of the Closing Date that:

Section 3.1 Corporate Existence and Power. Each Loan Party is a corporation (or, in the case of any Subsidiary that becomes a Guarantor after the Execution Date, other legal entity) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate (or other applicable organizational) powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 3.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each Loan Party of this Agreement and any other Loan Documents to which it is a party (a) are within its corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, (b) require no consent or approval of, or other action by or in respect of, or registration or filing with, any Governmental Authority, (c) do not contravene, or constitute a breach or a default under, any provision of its charter, bylaws or other organizational documents, (d) do not contravene any applicable Law or regulation, and (e) do not result in the creation or imposition of any Lien prohibited by this Agreement on any assets of the Borrower or any of its Subsidiaries, except, in the case of clauses (b) and (d), as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.3 Enforceability. The Loan Documents to which it is a party constitute the legal, valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, moratorium, insolvency or similar Laws affecting the rights of creditors generally and general principles of equity.

Section 3.4 Financial Information.

(a) The Initial Financial Statements reported on by Ernst & Young LLP and delivered on the Closing Date pursuant to Section 4.2(f) fairly present in all material respects, in conformity with GAAP, the combined financial position of the Borrower, its Subsidiaries and the Contribution Business as of such date and their combined results of operations and cash flows for such fiscal years.

(b) Since September 30, 2011, there has been no Material Adverse Effect.

Section 3.5 Litigation. There is no litigation pending, or, to the Borrower’s knowledge, threatened in writing, against or affecting the Borrower or any of its Subsidiaries (a) that purports to adversely affect the legality, validity or enforceability of the Loan Documents (other than such litigation that the Administrative Agent and the Designated Arrangers have reasonably determined to be frivolous) or (b) which has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 3.6 Employee Benefit Plans.

(a) No Reportable Event has occurred or prohibited transaction under Section 406 of ERISA has occurred with respect to any “Employee Benefit Plans”, as that term is defined in Section 3(3) of ERISA, of the Borrower or any ERISA Affiliate which could reasonably be expected to result in a Material Adverse Effect. No prohibited transaction under Section 406 of ERISA which could reasonably be expected to result in a Material Adverse Effect has occurred with respect to the Borrower or any ERISA Affiliate or will occur upon the issuance of any Notes or the execution of this Agreement.

(b) The Borrower and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (i) sought a waiver of the minimum funding standard under the Pension Funding Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA.

Section 3.7 Environmental Matters. Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability. This Section 3.7 is the sole and exclusive representation and warranty of the Loan Parties with respect to Environmental Laws, Environmental Liabilities and Hazardous Materials contained in this Article 3 and no other provision hereof shall be construed to constitute such a representation or warranty; provided that the foregoing does not limit the provisions of Section 3.4, Section 3.5 or Section 3.13.

Section 3.8 Taxes. (a) The Borrower and its Subsidiaries have filed all material United States federal income tax returns and all other material tax returns have been filed on or before the applicable due date (as such due date may have been timely extended), and (b) all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary have been paid (other than those which are currently being contested in good faith by appropriate proceedings or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or materially adversely affect the performance by the Borrower of its payment obligations under this Agreement or any Notes). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 3.9 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is, or is required to be registered as, an “investment company”, or a company “controlled” by an “investment company”, as defined in the Investment Company Act of 1940, as amended.

Section 3.10 Regulation U. Neither the Borrower nor any of its Subsidiaries has taken or will take any action which would cause the Loans to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve.

Section 3.11 Purpose of Loans. The proceeds of the Loans shall be used to provide financial support for the Spin-Off and for general corporate purposes of the Borrower and its Subsidiaries, including payments of the Special Distribution and payments of transaction fees, costs and expenses associated with the Spin-Off and the Senior Credit Facilities.

Section 3.12 Compliance with Laws. Such Loan Party and its Subsidiaries are in compliance with all applicable Laws (including ERISA and the rules and regulations thereunder and laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Disclosure. The written reports, financial statements, certificates and other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements, certificates or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to (a) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and (b) financial statements, the Borrower represents only that such financial statements were prepared as represented in Section 3.4 and as required by Section 5.1(a) and Section 5.1(b), as applicable.

Section 3.14 Separation Transactions.

(a) The Spin-Off and the Special Distribution are within the Borrower’s and the Initial Guarantor’s corporate powers and have been duly authorized by all necessary corporate action.

(b) Neither the Spin-Off nor the Special Distribution (i) requires or will require any receipt of necessary third party consent except as obtained or made and in full force and effect (except to the extent failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect), (ii) violates or results in or will violate or result in a default under any material agreement binding upon the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (iii) results in or will result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries prohibited hereby or (iv) violates or will violate the charter, by-laws or other organizational documents of the Borrower or the Initial Guarantor.

(c) The final terms and conditions of the Spin-Off are consistent in all material respects with the description thereof in the Registration Statement on file with the SEC as of the Execution Date, other than with respect to Permitted Changes.

(d) The Contribution has been consummated in all material respects (i) as described in the Registration Statement on file with the SEC as of the Execution Date, other than with respect to Permitted Changes, (ii) in compliance with applicable Laws and regulatory approvals, and (iii) in accordance with the material terms of the Separation Documents as disclosed to the Lenders prior to the Execution Date (as such Separation Documents may be amended pursuant to amendments that are Permitted Changes). The Separation Documents as disclosed to the Lenders prior to the Execution Date have not been amended or otherwise modified or supplemented, and no condition therein has been waived and no consent has been given thereunder, in each case, other than with respect to Permitted Changes.

(e) All governmental and regulatory approvals necessary in connection with the Transactions have been obtained and are in full force and effect (including receipt by ConocoPhillips of a private letter ruling from the IRS substantially to the effect that the Distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, subject to such assumptions, qualifications and limitations as are acceptable to ConocoPhillips, and the declaration by the SEC that the Registration Statement is effective) and all applicable waiting periods have expired without any action being taken or threatened by any Governmental Authority which would restrain or prevent or otherwise impose materially adverse conditions on the Transactions.

(f) The Distribution is scheduled to be consummated on the Closing Date, all actions necessary to consummate the Distribution have occurred or are scheduled to be taken on the Closing Date and all conditions precedent to the effectiveness of the Distribution have occurred or are scheduled to occur on the Closing Date.

ARTICLE 4. CONDITIONS PRECEDENT TO EXECUTION DATE AND TO CLOSING DATE

Section 4.1 Conditions to Effectiveness of this Agreement (Execution Date). This Agreement shall be effective upon satisfaction of the conditions precedent set forth in this Section 4.1; provided that the obligations of the Lenders to make Loans hereunder are subject to satisfaction or waiver of the conditions precedent set forth in Section 4.2 and Section 4.3:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Loan Party and each Lender and (ii) for the account of each Lender that has requested a Note, a Note conforming to the requirements of Section 2.2 and executed by a duly authorized officer of the Borrower.

(b) Approvals. The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower confirming that all governmental and regulatory approvals necessary in connection with execution and delivery of this Agreement shall have been obtained and be in full force and effect or stating that no such approvals are required.

(c) Fees and Expenses. The Administrative Agent and the Joint Lead Arrangers shall have received all fees due and payable and required to be paid to them and to the Lenders on or prior to the Execution Date pursuant to Section 2.8 and the Fee Letters and payment of all other amounts due and payable on or prior to the Execution Date, including to the extent invoiced at least two Business Days prior to the Execution Date, reimbursement or payment of all expenses required to be paid or reimbursed by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Execution Date, and such notice shall be conclusive and binding.

Section 4.2 Conditions to the Closing Date. The agreement of each Lender to make the Loan(s) requested to be made by it on the Closing Date is subject to the occurrence of the Execution Date and satisfaction (or waiver in accordance with Section 9.1) of the conditions set forth in Section 4.3 and the following conditions precedent:

(a) Legal Opinions. The Administrative Agent shall have received favorable written opinion(s), reasonably satisfactory to the Designated Arrangers, of Bracewell & Giuliani LLP, counsel to the Loan Parties, and, if applicable, such other counsel to the Loan Parties that is reasonably satisfactory to the Designated Arrangers, in each case, addressed to the Administrative Agent and the Lenders and dated the Closing Date, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Designated Arrangers shall reasonably request.

(b) Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated as of the Closing Date, certifying (i) the resolutions of the board of directors of such Loan Party authorizing the execution of each Loan Document to which such Loan Party is party, (ii) the charter, bylaws or other applicable organizational documents of such Loan Party, and (iii) the names and true signatures of the officers executing any Loan Document on behalf of such Loan Party on the Closing Date, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c) Existence and Good Standing Certificates. The Administrative Agent shall have received certificates of existence and good standing with respect to each Loan Party, dated as of a recent date, from appropriate public officials in the jurisdictions of organization of such Loan Parties.

(d) Closing Certificate. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent dated the Closing Date and signed by a Financial Officer of the Borrower (i) certifying (which statement shall constitute a representation and warranty made by the Borrower to the Lenders hereunder on the Closing Date) that, as of the Closing Date after giving effect to (x) the Transactions and (y) the issuance by the Borrower of its senior notes, if any, and the incurrence by the Borrower and its Subsidiaries of other Indebtedness, if any, in each case, on or before the Closing Date to fund the Special Distribution and/or the Spin-Off, (A) each of the representations and warranties made by each Loan Party in this Agreement are true and correct in all material respects on and as of such date, provided that the foregoing materiality qualifier shall not be applicable to the representations and warranties set forth in Section 3.4(b), Section 3.5 or Section 3.14, (B) no Default or Event of Default exists and (C) all governmental and regulatory approvals necessary in connection with the Transactions have been obtained and are in full force and effect, and (ii) certifying that the condition precedent set forth in Section 4.2(j) has been satisfied.

(e) Fees and Expenses. The Administrative Agent and the Joint Lead Arrangers shall have received all fees due and payable and required to be paid to them and to the Lenders on or prior to the Closing Date pursuant to Section 2.8 and the Fee Letters and payment of all other amounts due and payable on or prior to the Closing Date, including to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all expenses required to be paid or reimbursed by the Borrower hereunder.

(f) Financial Statements. The Lenders shall have received (which shall be deemed to have occurred upon posting of the effective Registration Statement on EDGAR) the Initial Financial Statements.

(g) “Know Your Customer” and Anti-Money Laundering Compliance. The Lenders shall have received all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Lenders in writing to the Borrower not less than 10 days prior to the Closing Date.

(h) Bridge Loan Agreement. Either (i) the “Closing Date” as defined in the Bridge Loan Agreement shall have occurred, or (ii) the lenders’ commitments under the Bridge Loan Agreement shall have terminated.

(i) Guaranty. The Administrative Agent shall have received the following: (i) the Guarantee Effectiveness Notice dated the Closing Date and executed by the Initial Guarantor confirming that the Guarantee Effectiveness Date is, and the Guarantee of the Initial Guarantor hereunder is effective on, the Closing Date, and (ii) (A) a Guarantee Joinder dated the Closing Date and signed by each other Person required to deliver a Guarantee pursuant to Section 5.9, together with such certificates required to be delivered thereunder, or (B) a certificate dated the Closing Date executed by a Financial Officer of the Borrower certifying that no other wholly-owned Material Subsidiary that is a First Tier Subsidiary exists on the Closing Date.

(j) Debt Rating. The Borrower’s senior unsecured long term debt ratings shall be (i) at least “BBB-” by S&P with stable outlook and (ii) at least “Baa3” by Moody’s with stable outlook, which ratings and outlooks shall have taken into account (x) the consummation of the Transactions, and (y) the issuance by the Borrower of its senior notes, if any, and the incurrence by the Borrower and its Subsidiaries of other Indebtedness, if any, in each case, on or before the Closing Date to fund the Special Distribution and/or the Spin-Off.

(k) Pro Forma Compliance. The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by a Financial Officer of the Borrower, demonstrating pro forma compliance with Section 6.3(a) and Section 6.3(b), after giving effect to (x) the consummation of the Transactions and (y) the issuance by the Borrower of its senior notes, if any, and the incurrence by the Borrower and its Subsidiaries of other Indebtedness, if any, in each case, on or before the Closing Date to fund the Special Distribution and/or the Spin-Off.

For purposes of determining compliance with the conditions specified in this Section 4.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Closing Date, specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. The obligations of the Lenders to make the Loans hereunder shall not become effective unless each of the foregoing conditions contained in this Section 4.2 is satisfied (or waived in accordance with Section 9.1) at or prior to 5:00 P.M., New York City time, on August 1, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.3 Conditions to Funding. The agreement of each Lender to make the Loan(s) requested to be made by it on the Closing Date is subject to the satisfaction of the following conditions precedent as of the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in this Agreement shall be true and correct in all material respects, both before and after giving effect to the Loans requested to be made, provided that in any case the foregoing materiality qualifier shall not be applicable to the representations and warranties contained in Section 3.4(b), Section 3.5 and Section 3.14.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the Loans requested to be made.

(c) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.3(a).

ARTICLE 5. AFFIRMATIVE COVENANTS OF THE BORROWER

From and after the Closing Date and for so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

Section 5.1 Financial Reporting Requirements. The Borrower will:

(a) make available its Form 10-K via the EDGAR system of the SEC (“EDGAR”) on the internet as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, which will in each case include an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in common stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) make available its Form 10-Q via EDGAR on the internet as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, which will, in each case, include a consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of such quarter and the related (i) consolidated statement of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and (ii) consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of the Borrower’s previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of the Borrower’s previous fiscal year, the making available of such financial statements shall constitute a certification (subject to normal year-end adjustments) as to fairness of presentation and GAAP;

(c) furnish to the Administrative Agent within 10 days of making available via EDGAR each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (ii) setting forth reasonably detained calculations demonstrating compliance with Section 6.3(a) and Section 6.3(b);

(d) furnish to the Administrative Agent a copy of all documents filed by the Borrower or any Subsidiary with the SEC; provided that such documents shall be deemed to have been furnished on the date when made available via EDGAR; and

(e) furnish to the Administrative Agent from time to time such additional information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Section 5.2 Notices. The Borrower will promptly furnish, or cause to be furnished, to the Administrative Agent, notice of: (a) the occurrence of any (i) Default or (ii) Event of Default hereunder; (b) the institution of any litigation or proceeding involving it or a Subsidiary that has had or is reasonably expected to have a Material Adverse Effect (whether or not the claim asserted therein is considered to be covered by insurance); and (c) any adverse change in the ratings publicly announced by S&P or Moody’s of the Borrower’s then current Senior Debt. Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each Required Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower permitted under Section 6.2 or any merger, consolidation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; and provided further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect any right, license, permit, privilege or franchise to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Payment of Obligations. The Borrower will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain and will cause each Material Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.5 Maintenance of Property; Insurance. The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower or in such Material Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against such risks as are usually insured against in the same general area by companies of similar size and established repute engaged in the same or a similar business; and will furnish to the Administrative Agent, upon its written request, full information as to the insurance carried.

Section 5.6 Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and the rules and regulations thereunder and laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.7 Books and Records; Inspection Rights.

(a) The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(b) The Borrower will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent and each Lender, as applicable, at the Administrative Agent’s or such Lender’s expense, upon reasonable prior notice during normal business hours (and, if the Borrower shall so request, in the presence of an officer or appointee of any officer of the Borrower), and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines and in accordance with any applicable safety procedures, (i) in the case of the Administrative Agent only, to visit and inspect their respective properties, to examine and make extracts from their respective books and records, and (ii) in the case of the Administrative Agent and each Lender, to visit and discuss their respective affairs, finances and accounts with their respective officers, employees and, only during the continuance of an Event of Default, their independent public accountants, in each case, all at such reasonable times and as often as may reasonably be desired, but unless an Event of Default exists, no more frequently than once during each calendar year.

Section 5.8 Use of Proceeds. The proceeds of the Loans will be used to provide financial support for the Spin-Off and for general corporate purposes of the Borrower and its Subsidiaries, including payment of the Special Distribution and payments of transaction fees, costs and expenses associated with the Spin-Off and the Senior Credit Facilities. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.9 First Tier Subsidiaries; Additional Guarantors.

(a) In the event any wholly-owned Material Subsidiary is or becomes a First Tier Subsidiary, the Borrower will, within 30 days thereof, (i) cause such Material Subsidiary to become a party to this Agreement and guarantee the Obligations by executing and delivering to the Administrative Agent a Guarantee Joinder substantially in the form of Exhibit D, and (ii) deliver certificates and other documentation substantially similar to those required to be delivered on the Closing Date with respect to Phillips 66 Company as the Initial Guarantor pursuant to Section 4.2(b) and Section 4.2(c), in form and substance reasonably satisfactory to the Administrative Agent.

(b) Any Subsidiary may, at its election, become a Guarantor by delivery to the Administrative Agent of the Guarantee Joinder documents required by clause (a) of this Section 5.9.

(c) Upon delivery of a Guarantee Joinder and other required documents to the Administrative Agent by a Subsidiary, notice of which is hereby waived by each Loan Party, such Subsidiary shall be a Guarantor and shall be a party hereto as if an original signatory hereto. Each Loan Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Loan Party hereunder. This Agreement shall be fully effective as to each Loan Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Loan Party hereunder.

Section 5.10 Further Assurances. The Borrower will from time to time, at its expense, promptly execute and deliver to the Administrative Agent and the Lenders all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent or the Lenders may request, in order to enable the Administrative Agent and the Lenders to exercise or enforce their respective rights or remedies under or in connection with this Agreement and any other Loan Document.

ARTICLE 6. NEGATIVE COVENANTS OF THE BORROWER

Each Loan Party hereby agrees that, from and after the Closing Date and for so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

Section 6.1 Liens. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it except:

(a) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event, provided that such Lien attaches only to such asset and proceeds thereof;

(b) any Lien on any asset securing Indebtedness (including Liens in respect of Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset, provided that (i) such Lien attached to such asset concurrently with or within 90 days after the acquisition thereof or the date of completion of such construction or improvement, and (ii) all such Liens attach only to the assets purchased, constructed or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;

(c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event, provided that such Lien attaches only to such asset and proceeds thereof;

(d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition, provided that such Lien attaches only to such asset and proceeds thereof;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.1, provided that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith) and such Lien does not attach to any additional assets;

(f) Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;

(g) Liens to secure Indebtedness incurred or assumed in connection with pollution control, industrial revenue bond or similar types of financing, and Liens on property in favor of the United States or any state thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto;

(h) Liens granted on accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.3(c);

(i) Liens on cash collateral required to be granted to the administrative agent under the Revolving Credit Agreement in connection with letters of credit issued under the Revolving Credit Agreement;

(j) Liens on precious metals catalysts in connection with Sale/Leaseback Transactions and Liens under any other Sale/Leaseback Transaction, in each case to the extent permitted by Section 6.3(b);

(k) Liens on cash collateral granted to a letter of credit issuer under the Revolving Credit Agreement to secure letters of credit outstanding after the replacement of such letter of credit issuer, or the termination or expiration of the commitments of such letter of credit issuer, under the Revolving Credit Agreement;

(l) Liens for taxes that (i) are not yet due, (ii) are not more than sixty (60) days past due and not subject to penalties for non-payment, or (iii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(m) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar types of Liens arising in the ordinary course of business securing amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(n) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(o) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(p) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under clause (g) of Article 7;

(r) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;

(s) customary netting and offset provisions in Hedging Agreements; and

(t) Liens not otherwise permitted by the foregoing clauses of this Section 6.1 securing Indebtedness and Hedging Obligations, provided that Priority Debt shall not exceed the amount permitted by Section 6.3(b) as of the last day of any fiscal quarter (beginning with the last day of the fiscal quarter in which the Closing Date occurs).

Section 6.2 Fundamental Changes. The Borrower will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided that (i) any Person may consolidate or merge with or into the Borrower in a transaction in which the Borrower is the surviving Person, and (ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may consolidate or merge with or into the Borrower, and the Borrower may consolidate or merge with or into any Person, as long as the surviving entity, if other than the Borrower, has an Investment Grade Rating and assumes each of the obligations of the Borrower under the Loan Documents pursuant to an agreement executed and delivered to the Lenders in a form reasonably satisfactory to the Required Lenders.

Section 6.3 Indebtedness; Securitization Transactions; Sale/Leaseback Transactions.

(a) Consolidated Net Debt. The Borrower will not permit the outstanding principal amount of Consolidated Net Debt, as of the last day of any fiscal quarter, beginning with the last day of the fiscal quarter in which the Closing Date occurs, to exceed 60% of Total Capitalization as of such date.

(b) Priority Debt. The Borrower shall not permit Priority Debt, as of the last day of any fiscal quarter, beginning with the last day of the fiscal quarter in which the Closing Date occurs, to exceed an amount equal to 10% of Consolidated Net Assets as of such date. As used herein, “Priority Debt” means:

(i)     (A) the aggregate outstanding principal amount of secured Indebtedness and the aggregate amount of secured Hedging Obligations of the Borrower and its wholly-owned Subsidiaries, provided that Priority Debt shall not include Indebtedness secured by (1) (x) Liens existing on any asset transferred by ConocoPhillips or a subsidiary of ConocoPhillips to the Borrower or a Subsidiary on or before the Closing Date, and Liens existing on any asset of any Person the ownership of which is transferred by ConocoPhillips or a subsidiary of ConocoPhillips to the Borrower or a Subsidiary on or before the Closing Date (collectively, “Transferred Liens”), to the extent such Indebtedness is listed on Schedule 6.3(b) and (y) other Transferred Liens to the extent that the aggregate outstanding principal amount of Indebtedness secured by Liens described in this clause (1)(y) does not exceed $35,000,000 or (2) (I) Liens permitted pursuant to Section 6.1(a) on assets of Persons that become Subsidiaries of the Borrower after the Spin-Off Consummation Date (and proceeds thereof); (II) Liens permitted pursuant to Section 6.1(b) on assets purchased, constructed or improved by the Borrower or a wholly-owned Subsidiary after the Spin-Off Consummation Date (and improvements, accessions, general intangibles and proceeds related thereto) securing Indebtedness incurred or assumed by the Borrower or such Subsidiary after the Spin-Off Consummation Date for the purpose of financing all or any part of the cost of acquiring, constructing or improving such assets; (III) Liens permitted pursuant to Section 6.1(c) on assets of a Person merged or consolidated with or into the Borrower or a Subsidiary after the Spin-Off Consummation Date (and proceeds thereof); (IV) Liens permitted pursuant to Section 6.1(d) on assets acquired by the Borrower or a Subsidiary after the Spin-Off Consummation Date (and proceeds thereof); (V) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.3(b)(i), provided that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith) and such Lien does not attach to any additional assets; (VI) Liens permitted pursuant to Section 6.1(f); (VII) Liens permitted pursuant to Section 6.1(g) on assets purchased, constructed or improved by the Borrower or a Subsidiary after the Spin-Off Consummation Date for the purposes of financing all or part of the price or cost of constructing or improving such property; (VIII) Liens permitted pursuant to Section 6.1(h); (IX) Liens permitted pursuant to Section 6.1(i); and (X) Liens permitted pursuant to Section 6.1(j), plus

(B) Attributable Debt of the Borrower and its wholly-owned Subsidiaries in respect of Sale/Leaseback Transactions to the extent that such Attributable Debt exceeds $250,000,000, plus

(ii) the aggregate outstanding principal amount of unsecured Indebtedness of wholly-owned Non-Guarantor Subsidiaries (other than Excluded Subsidiary Debt).

For the avoidance of doubt, to the extent that a Guarantee constitutes Priority Debt and the Indebtedness Guaranteed thereby also constitutes Priority Debt, the amount of Priority Debt outstanding at such time shall be calculated without duplication and shall include only the amount of such Guaranteed Indebtedness constituting Priority Debt and shall not include the amount of such Guarantee.

(c) Securitization Transactions. The Borrower will not permit the aggregate outstanding amount of Securitization Transactions to exceed $1,500,000,000 at any time.

Section 6.4 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially as favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the Borrower’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction is otherwise fair to the Borrower or such Subsidiary from a financial point of view), provided that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries;

(b) transactions involving any employee benefit plan or related trust of the Borrower or any of its Subsidiaries;

(c) transactions pursuant to any contract or agreement outstanding as of the Execution Date and listed on Schedule 6.4;

(d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of directors and officers of the Borrower or any Subsidiary; and

(e) transactions pursuant to the Separation Documents as disclosed to the Lenders prior to the Execution Date (as amended pursuant to amendments that are Permitted Changes).

For purpose of this Section 6.4, ConocoPhillips and its Subsidiaries shall not be considered “Affiliates” of the Borrower or its Subsidiaries.

ARTICLE 7. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events from and after the Closing Date:

(a) the Borrower shall fail to pay any principal of any Loan, or any Guarantor shall fail to make any payments due under the Subsidiary Guarantee, in each case when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made by the Loan Parties in Article 3 or in any certificate, financial or other statement furnished by the Loan Parties pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any of its covenants or agreements contained in Section 5.2(a)(ii), Section 5.3 (with respect to the existence of the Borrower), Section 5.8, or Article 6; or

(d) the Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and any such failure shall remain unremedied for 30 days; or

(e) (i) the Borrower, any Guarantor or any of their respective Subsidiaries shall default beyond any applicable period of grace in any payment of principal of or interest on any Indebtedness for Borrowed Money (other than Securitization Indebtedness of any Securitization Entity) on which the Borrower, any Guarantor or any of their respective Subsidiaries is liable in an aggregate principal amount then outstanding of $150,000,000 or more or (ii) an event of default (other than a failure to pay principal or interest) as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any such Indebtedness shall happen and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it could otherwise become due and payable; or

(f) the Borrower, any Guarantor or any of their respective Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of such Guarantor, the Borrower or any of its Material Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of such Guarantor, the Borrower or any of its Material Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of such Guarantor, the Borrower or such Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by such Guarantor, the Borrower or such Material Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed for any period of 60 consecutive days; or

(g) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries or any combination thereof involving in the aggregate a liability (not paid or fully covered by insurance) of $150,000,000 or more with respect to the Guarantor, the Borrower or any of their Subsidiaries and such judgments or decrees shall not have been vacated, dismissed, discharged or stayed within 30 days from the entry thereof; or

(h) a Change in Control shall occur; or

(i) an ERISA Event shall occur that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (iv), (v) or (vi) of clause (f) above with respect to the Borrower, automatically the Commitments shall terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under the Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any one or more of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall (i) by notice of default to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and, except as expressly provided above in this Article 7, all other notices of any kind are hereby expressly waived.

ARTICLE 8. THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions (except for the Borrower with respect to its consent right set forth in Section 8.7). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,

(i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities regardless of whether a Default has occurred and is continuing,

(ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.1) provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and

(iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default (other than an Event of Default described in Article 7(a)) unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice or any notice pursuant to Section 5.1 or Section 5.2, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.5 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.6 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.7 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right with the consent of the Borrower (not to be unreasonably withheld or delayed; and provided that no consent of the Borrower shall be required during the continuation of an Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.8 Non-Reliance on Administrative Agent by Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.8 and Section 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.8 and Section 9.5.

Section 8.10 Guaranty Matters. The Lenders authorize the Administrative Agent to release any Guarantor from its obligations as a Guarantor under this Agreement pursuant to a written request made by the Borrower, if (a) such Guarantor ceases to be a Subsidiary of the Borrower or a wholly-owned

Material Subsidiary of the Borrower that is a First Tier Subsidiary as a result of a transaction permitted under this Agreement or (b) such Guarantor is an Elective Guarantor at the time of such release. Any such request shall be accompanied by a certificate of a Financial Officer of the Borrower certifying (which certification shall constitute a representation and warranty by the Borrower hereunder) that (i) no Event of Default then exists or will exist after giving effect to such release, (ii) after giving pro forma effect to such release, Priority Debt will not exceed 10% of Consolidated Net Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1, and (iii) the conditions for release set forth in this Section 8.10 have been satisfied. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under this Agreement pursuant to the terms and conditions hereof.

Section 8.11 No Duties. None of the Joint Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than the duties, responsibilities and liabilities assigned to such entities in their capacities as Lenders hereunder.

ARTICLE 9. MISCELLANEOUS

Section 9.1 Amendments and Waivers. Neither this Agreement, nor any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or any other Loan Document or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any other Loan Document or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the time of payment or maturity of any Loan or any installment thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or increase the amount of any Lender’s Commitment, in each case without the consent of the Lender affected thereby, (b) eliminate or reduce the voting rights of the Lenders under this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement (except in a transaction permitted by and consummated in accordance with clause (ii) of Section 6.2), in each case without the written consent of all the Lenders, (c) waive any condition precedent set forth in Section 4.1 or Section 4.2 hereunder without the consent of all Lenders, (d) change Section 2.12 in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of all Lenders, (e) amend, modify or waive any provision of Article 8 without the written consent of the then Administrative Agent, (f) release the Initial Guarantor or release of all or substantially all of the value of the Guarantees without the written consent of all the Lenders (provided that no such consent shall be required in connection with any release authorized by the Lenders under Section 8.10) or (g) amend, modify or waive any provision of Article 10 without the written consent of each Guarantor. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as set forth in Section 2.22(a).

Section 9.2 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

The Borrower and the

Guarantors (other than

the Initial Guarantor):	Phillips 66

  600 North Dairy Ashford Road

  Houston, Texas 77079

  Attention: Treasurer

  Telecopier: (281) 293-2941

  Telephone: (281) 293-1000

The Initial Guarantor:	Phillips 66 Company

  600 North Dairy Ashford Road

  Houston, Texas 77079

  Attention: Treasurer

  Telecopier: (281) 293-2941

  Telephone: (281) 293-1000

The Administrative Agent:	JPMorgan Chase Bank, N.A.

  1111 Fannin Street

  10th Floor

  Houston, Texas 77002

  Attention: Nathan Lorensen

  Telecopier: (713) 427-6307

  Telephone: (713) 750-3536

The Lenders:	To such Lender’s address (or telecopy number)

  set forth in its Administrative Questionnaire

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 9.4 Confidentiality. Each Lender shall maintain in confidence and not disclose to any Person any non-public information furnished to it pursuant to this Agreement and designated by the Borrower as such (“Confidential Information”) without the prior consent of the Borrower, subject to each Lender’s (a) obligation to disclose any Confidential Information pursuant to a request or order under applicable Laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any Confidential Information requested by any regulatory authority, (c) right to disclose any Confidential Information to other Lenders, to bank examiners, to its Affiliates, to its and its Affiliates’ directors, officers, employees and agents, including auditors, counsel and other advisors, to any prospective Participant and to any prospective Purchasing Lender pursuant to Section 9.6(c) (subject to, in the case of prospective Participants and prospective Purchasing Lenders, the signing of a confidentiality agreement), (d) right to disclose any Confidential Information in connection with any litigation or dispute or the exercise of any remedy hereunder involving the Administrative Agent or the Lenders and the Borrower or any of its Subsidiaries, (e) right to disclose any Confidential Information on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Senior Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Senior Credit Facilities or (f) right to disclose any Confidential Information to any creditor or direct or indirect contractual counterparty in any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or such creditor or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.4); provided, however, that Confidential Information disclosed pursuant to clause (c), (d), (e) or (f) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof. Notwithstanding the foregoing provisions of this Section 9.4, (i) the foregoing obligation of confidentiality shall not apply to any Confidential Information that was known to such Lender or any of their respective Affiliates prior to the time it received such Confidential Information from the Borrower pursuant to this Agreement, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Lender, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law, and (ii) the foregoing obligation of confidentiality shall not apply to any Confidential Information that becomes part of the public domain independently of any act of such Lender not permitted hereunder or when identical or substantially similar information is received by such Lender, without restriction as to its disclosure or use, from a Person who was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law. The obligations of each Lender under this Section 9.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 9.5 Expenses; Indemnity; Taxes.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their out-of-pocket costs and expenses incurred in connection with the development,

preparation, negotiation and execution and, with respect to the Administrative Agent only, administration, of this Agreement and any other Loan Document and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable legal fees and disbursements of Haynes and Boone, LLP, counsel to the Administrative Agent and the Designated Arrangers, but excluding all other legal fees and disbursements, (ii) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and any other Loan Document and any other documents prepared in connection herewith, including the reasonable legal fees and disbursements of a single law firm serving as counsel to the Administrative Agent and the Designated Arrangers, but excluding all other legal fees and disbursements, and (iii) to pay or reimburse all out-of-pocket expenses incurred by the Administrative Agent and any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and any such Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.5, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Joint Lead Arranger under Section 9.5(a) or Section 9.5(b), each Lender severally agrees to pay to the Administrative Agent or such Joint Lead Arranger, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or, such Joint Lead Arranger in its capacity as such.

(d) To the extent permitted by applicable Law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.5(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor.

(f) The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement, other than in connection with an assignment or transfer otherwise permitted hereunder, without the prior written consent of each Lender.

(b) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time sell to one or more banks or other financial institutions (each, a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interests of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Loan for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso in the second sentence of Section 9.1 that affects such Participant. Without affecting the limitations in the preceding sentence, each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein) with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that such Participant (i) agrees to be subject to the provisions of Section 2.17 and Section 2.18 as if it were a Lender, and (ii) shall not be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided that such Participant agrees to be subject to Section 9.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Each Lender may, with the consent of the Borrower (except that such consent shall not be required during the continuation of an Event of Default or for any assignment to an existing Lender or an

Affiliate thereof), the Administrative Agent (except that such consent shall not be required for any assignment to an existing Lender or an Affiliate thereof and which consent, when required, shall not be unreasonably withheld) sell or assign to one or more Lenders or additional banks, financial institutions or other entities (other than the Borrower or any of its Affiliates) (a “Purchasing Lender”) (other than a Purchasing Lender that is a Defaulting Lender or that would be a Defaulting Lender upon becoming a Lender hereunder) all or part of its rights and obligations under this Agreement pursuant to a duly executed Assignment and Assumption; provided that, if such sale is not to one or more existing Lenders or an Affiliate thereof, (i) such sale shall be in a minimum amount of $10,000,000 unless each of the Administrative Agent, and for so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents and (ii) the Commitment retained (if any) by such transferor Lender after such sale shall be at least $10,000,000 unless each of the Administrative Agent, and for so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents. Notwithstanding the foregoing, any Lender may sell to one or more Lenders or Purchasing Lenders designated by the Borrower all of its Commitment and all of its rights and obligations under this Agreement relating to such Commitment pursuant to an Assignment and Assumption as described in the preceding sentence in connection with a purchase thereof effected pursuant to Section 2.18. Upon (A) the execution of such Assignment and Assumption, (B) delivery of an executed copy thereof to the Borrower, (C) recordation of such transfer in the Register and (D) payment by such Purchasing Lender to the Administrative Agent of a registration and processing fee of $4,000 if such Purchasing Lender is not a Lender prior to the execution of such Assignment and Assumption and $2,000 otherwise (provided that the Administrative Agent in its sole discretion may elect to waive such fee), from and after the Transfer Effective Date determined pursuant to such Assignment and Assumption, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth therein and, in the case of an Assignment and Assumption executed pursuant to Section 2.18 or any other assignment permitted hereunder of all of a Lender’s Commitment and all of its rights and obligations under this Agreement relating to such Commitment, the transferor Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.5, in each case with respect to facts and circumstances occurring prior to the effective date of such assignment. Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of any Purchasing Lender that was not a Lender prior to the execution of such Assignment and Assumption and the resulting adjustment of the Commitments and the Pro Rata Shares arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement. Upon the consummation of any transfer to a Purchasing Lender pursuant to this Section 9.6(c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a replacement Note is issued to such transferor Lender and a new Note or, as appropriate, a replacement Note, is issued to such Purchasing Lender, in each case in principal amounts reflecting their respective Commitments. Such new Notes shall be in the form of the Notes replaced thereby.

(d) The Administrative Agent shall maintain, acting solely for this purpose as agent for the Borrower at its address referred to in Section 9.2, a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and any Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by a transferor Lender, a Purchasing Lender, the Borrower and the Administrative Agent, and, unless waived by the Administrative Agent pursuant to Section 9.6(c), payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of $4,000 if such Purchasing Lender is not a Lender prior to the execution of such Assignment and Assumption and $2,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Assumption, (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information (other than Confidential Information except as permitted by Section 9.4) in such Lender’s possession concerning the Borrower, which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation of the Borrower prior to entering into this Agreement.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring a Note to facilitate transactions of the type described in Section 9.6(h) above.

Section 9.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Article 7, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase (for cash at face value) from the other Lenders participations in the Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, to the extent necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 9.7 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 9.7 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(b) In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of an Event of Default each Lender and each of its respective Affiliates shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by such Loan Party to the extent permitted by applicable Law, to set off and appropriate and apply against the obligations under this Agreement any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of any Loan Party. The rights of each Lender and their respective Affiliates under this Section 9.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees promptly to notify the applicable Loan Party and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Counterparts . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 9.9 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.10 Jurisdiction; Venue. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York sitting in the County of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of the Borrower and each Guarantor hereby accepts for and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Nothing herein shall affect the right of the Administrative Agent or any Lender to commence legal proceedings or otherwise proceed against the Borrower or the Guarantors in any other jurisdiction. Each of the Borrower and each Guarantor hereby irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any action described in this Section 9.10, or that such proceeding was brought in an inconvenient court, and agrees not to plead or claim the same.

Section 9.11 Survival. All covenants, agreements, representations and warranties made herein and in any certificate, document or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.14, Section 2.15, Section 2.16, Section 9.5 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.12 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to its subject matter, and supersedes all previous understandings, written or oral, with respect thereto.

Section 9.13 WAIVER OF JURY TRIAL. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTE AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14 Severability. Any provision of this Agreement or of any other Loan Document which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or thereof or affecting the validity, enforceability or legality of any such provision in any other jurisdiction.

Section 9.15 [Intentionally Blank]

Section 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.17 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.18 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT THE CONFIDENTIAL INFORMATION AS DEFINED IN SECTION 9.4 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.19 USA PATRIOT Act Notice. The Administrative Agent (for itself and not on behalf of any Lender) and each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

ARTICLE 10. SUBSIDIARY GUARANTEE

Section 10.1 Guarantee. Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders (the “Subsidiary Guarantee”), as primary obligor and not merely as surety, the prompt and complete payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document, whether for principal, interest, fees, expenses or otherwise, including obligations which, but for an automatic stay under Section 362(a) of the Bankruptcy Code or any other insolvency law or other proceeding, would become due (such obligations being hereinafter referred to as the “Obligations”), and agrees to pay any and all expenses (including the legal fees, charges and disbursements of counsel) incurred by the Administrative Agent and each Lender in enforcing any rights under the Subsidiary Guarantee. No amendment or modification of the Subsidiary Guarantee may be made without the prior written consent of each Guarantor. Notwithstanding anything contained herein to the contrary, the obligations of the each Guarantor under the Subsidiary Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Subsidiary Guarantee subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

Section 10.2 Waiver of Subrogation . Notwithstanding any payment or payments made by a Guarantor hereunder, or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent and the Lenders against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or the Lenders for the payment of the Obligations, nor shall any Guarantor seek any reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor, in trust for the Administrative Agent and each Lender, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent, for the ratable benefit of itself and the Lenders, in the exact form received by such Guarantor (duly indorsed by such Guarantor, if required), to be applied against the Obligations, whether mature or unmatured, in such order as any Lender may determine.

Section 10.3 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, as applicable, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, and any Note and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as any Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien or security interest at any time held by it as security for the Obligations or for this Subsidiary Guarantee or any property subject thereto.

Section 10.4 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee; and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent or any Lender, as applicable, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, such Guarantor or any other Guarantor with respect to the Obligations. This Subsidiary Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and each Guarantor hereby expressly waives any defenses to its obligations hereunder based upon (a) the validity or enforceability of this Agreement, any Note, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise, (c) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of any Guarantor under this Subsidiary Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantors, the Administrative Agent and each Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or such Lender, as applicable, to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security, or guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against each Guarantor.

Section 10.5 Reinstatement. This Subsidiary Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.6 Payments. Each of the Guarantors and the Borrower hereby agrees that the Obligations will be paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, without set-off or counterclaim in Dollars as expressed to be payable hereunder and under any Note, in immediately available funds at the office of the Administrative Agent specified in Section 9.2.

Section 10.7 Additional Guarantors. Upon the execution and delivery by any Person of a Guarantee Joinder and other required documents as provided in Section 5.9, such Person shall be a Guarantor and shall be a party hereto as if an original signatory hereto.

Section 10.8 Guarantee Effectiveness. The provisions of this Article 10 and the Subsidiary Guarantee shall become effective on the Guarantee Effectiveness Date.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Phillips 66

By: /s/ Frances M. Vallejo

Name: Frances M. Vallejo

Title: Vice President and Treasurer

Phillips 66 Company

By: /s/ Frances M. Vallejo

Name: Frances M. Vallejo

Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and a Lender

By: /s/ M. Hasan

Name: Muhammad Hasan

Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC,

as a Lender

By: /s/ Nathan Bautista

Name: Nathan Bautista

Title: Authorised Signatory

BANK OF AMERICA, N.A.,

as a Lender

By: /s/ Joseph Scott

Name: Joseph Scott

Title: Director

CITIBANK, N.A.,

as a Lender

By: /s/ Andrew Sidford

Name: Andrew Sidford

Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as a Lender

By: /s/ Andrew Oram

Name: Andrew Oram

Title: Managing Director

DNB BANK ASA, GRAND CAYMAN BRANCH,

as a Lender

By: /s/ Barbara Gronquist

Name: Barbara Gronquist

Title: Senior Vice President

By: /s/ Kjell Tore Egge

Name: Kjell Tore Egge

Title: Senior Vice President

ROYAL BANK OF CANADA,

as a Lender

By: /s/ Don J. McKinnerney

Name: Don J. McKinnerney

Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS,

as a Lender

By: /s/ Nupur Kumar

Name: Nupur Kumar

Title: Vice President

By: /s/ Michael Spaight

Name: Michael Spaight

Title: Associate

THE BANK OF NOVA SCOTIA,

as a Lender

By: /s/ John Frazell

Name: John Frazell

Title: Director

LLOYDS TSB BANK PLC,

as a Lender

By: /s/ Dennis McClellan

Name: Dennis McClellan

Title: Assistant Vice President, M040

By: /s/ Karen Weich

Name: Karen Weich

Title: Vice President, W011

Mizuho Corporate Bank, Ltd.,

as a Lender

By: /s/ Raymond Ventura

Name: Raymond Ventura

Title: Deputy General Manager

PNC BANK, NATIONAL ASSOCIATION,

as a Lender

By: /s/ M. Colin Warman

Name: M. Colin Warman

Title: Vice President

Sumitomo Mitsui Banking Corporation,

as a Lender

By: /s/ Masakazu Hasegawa

Name: Masakazu Hasegawa

Title: Managing Director

Deutsche Bank AG New York Branch,

as a Lender

By: /s/ Yvonne Tilden

Name: Yvonne Tilden

Title: Director

By: /s/ Ming K. Chu

Name: Ming K. Chu

Title: Vice President

MORGAN STANLEY BANK, N.A.,

as a Lender

By: /s/ Michael King

Name: Michael King

Title: Authorized Signatory

BNP Paribas,

as a Lender

By: /s/ Claudia Zarate

Name: Claudia Zarate

Title: Director

By: /s/ Robert J. Munozinski

Name: Robert J. Munozinski

Title: Managing Director

Export Development Canada,

as a Lender

By: /s/ Christiane de Billy

Name: Christiane de Billy

Title: Financing Manager

By: /s/ Joanne Tognarelli

Name: Joanne Tognarelli

Title: Senior Financing Manager

The Northern Trust Company,

as a Lender

By: /s/ Keith L. Burson

Name: Keith L. Burson

Title: Vice President

The Bank of New York Mellon,

as a Lender

By: /s/ Hussam S. Alsahlani

Name: Hussam S. Alsahlani

Title: Vice President

U.S. Bank National Association,

as a Lender

By: /s/ John Prigge

Name: John Prigge

Title: Vice President

Compass Bank,

as a Lender

By: /s/ Jason Goetz

Name: Jason Goetz

Title: Vice President

FIRST HAWAIIAN BANK,

as a Lender

By: /s/ Landon Santos

Name: Landon Santos

Title: Corporate Banking Officer

Bank of Communications Co., Ltd.,

as a Lender

By: /s/ Shelley He

Name: Shelley He

Title: Deputy General Manager

Comerica Bank,

as a Lender

By: /s/ L.J. Perenyi

Name: L.J. Perenyi

Title: Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH,

as a Lender

By: /s/ Eric Y.S. Tsai

Name: Eric Y.S. Tsai

Title: Vice President & General Manager

First Commercial Bank New York Branch,

as a Lender

By: /s/ Jason Lee

Name: Jason Lee

Title: General Manager

National Bank of Kuwait, S.A.K., Grand Cayman Branch,

as a Lender

By: /s/ Rex E. Richardson

Name: Rex E. Richardson

Title: Assistant General Manager

By: /s/ Wendy B. Wanninger

Name: Wendy B. Wanninger

Title: Executive Manager Corporate Banking

Taiwan Cooperative Bank Los Angeles Branch,

as a Lender

By: /s/ Tsu Neng Ko

Name: Warren Ko (Tsu Neng Ko)

Title: VP & Deputy General Manager